FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) by and among SUN COMMUNITIES, INC., a Maryland corporation (the “Company”) and the undersigned holders (the “Holders”) of Series A-1 Preferred Units of Sun Communities Operating Limited Partnership is made and entered into effective as of February 3, 2014.

Recitals

A.    The Company and the Initial Holders previously entered into that certain Registration Rights Agreement, dated June 23, 2011 (the “Registration Rights Agreement”).

B.    The Company and the Holders now desire to make certain modifications to the Registration Rights Agreement as set forth in this Amendment.

Agreements

NOW, THEREFORE, the parties agree as follows:

1.    All capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Registration Rights Agreement.

2.    Section 5.04 of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the holders of at least a majority of the Series A-1 Preferred Units and Registrable Shares (voting together on an as-if-converted to Registrable Shares basis). Any such amendment or waiver shall be binding on all Holders and their respective legal representatives, successors and permitted assigns.”
3.    This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.
4.    Unless otherwise modified by this Amendment, all provisions of the Registration Rights Agreement shall remain in full force and effect.
5.    This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. Copies (facsimile, photostatic or otherwise) of signatures to this Amendment shall be deemed to be originals and may be relied on to the same extent as the originals.
6.    If and to the extent there are any inconsistencies between the Registration Rights Agreement and this Amendment, the terms of this Amendment shall control.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Registration Rights Agreement as of the date first set forth above.

HOLDERS:

Apple Carr Village MHP Holding Company #2, LLC
Brookside Village MHP Holding Company #2, LLC
Cider Mill Village MHP Holding Company #2, LLC
Country Hills Village MHP Holding Company #2, LLC
Country Meadows Village MHP Holding Company #2, LLC
Dutton Mill Village MHP Holding Company #2, LLC
Hickory Hills Village MHP Holding Company #2, LLC
Hidden Ridge RV Park Holding Company #2, LLC
Holiday West Village MHP Holding Company #2, LLC
Leisure Village MHP Holding Company #2, LLC
Oak Island Village MHP Holding Company #2, LLC
Pinebrook Parent, Inc.
Southwood Village MHP Holding Company #2, LLC
Sycamore Village MHP Holding Company #2, LLC
Tamarac Village MHP Holding Company #2, LLC
Warren Dunes Village MHP Holding Company #2, LLC
Waverly Shores Village MHP Holding Company #2, LLC
Windsor Woods Village MHP Holding Company #2, LLC

By: /s/ Wilbur A. Lettinga__________
Name: Wilbur A. Lettinga
Title: Manager and President

Wilbur A. Lettinga Trust u/a/d 2/10/98

By: /s/ Wilbur A. Lettinga__________
Name: Wilbur A. Lettinga
Title: Trustee

William B. Lettinga Trust u/a/d 1/20/93

By: /s/ William B. Lettinga__________
Name: William B. Lettinga
Title: Trustee

[Signature page to First Amendment to Registration Rights Agreement]

Michael P. Lettinga Trust u/a/d 8/7/07

By: /s/ William B. Lettinga__________
Name: William B. Lettinga
Title: Trustee

THE COMPANY:

Sun Communities, Inc.

By: /s/ Karen J. Dearing__________

Name: Karen J. Dearing
Title: Executive Vice President and Chief Financial Officer